Exhibit (g)(29)

Amendment

to Foreign Custody Manager Agreement

This Amendment dated March 23, 2015 (“Effective Date”) to Foreign Custody Manager Agreement (the “Agreement”), dated March 26, 2008, as amended, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and The Bank of New York Mellon, a New York corporation (the “Custodian”).

WHEREAS, the Trust and the Custodian wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. As of the Effective Date, Schedule II of the Agreement is deleted in its entirety and replaced with a new Schedule II attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		THE BANK OF NEW YORK MELLON

By:		By:
Name:	Thomas A. Carter	Name:
Title:	President	Title:

SCHEDULE II

FUNDS

Cohen & Steers Global Realty Majors ETF

ALPS Equal Sector Weight ETF

Global Commodity Equity Fund

Alerian MLP ETF

ALPS Sector Dividend Dogs ETF

NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

U.S. Equity High Volatility Put Write Index Fund

Janus Velocity Tail Risk Hedged Large Cap ETF

Janus Velocity Volatility Hedged Large Cap ETF

Barron’s 400 ETF

ALPS International Sector Dividend Dogs ETF

RiverFront Strategic Income Fund

ALPS/Alerian Energy Infrastructure ETF

Workplace Equality Fund

ALPS Emerging Sector Dividend Dogs ETF

Sprott Gold Miners ETF

ALPS STOXX Europe 600 ETF

ALPS Medical Breakthroughs ETF

Sprott Junior Gold Miners ETF

ALPS MSCI EAFE Equal Sector Weighted ETF

ALPS MSCI Emerging Markets Equal Sector Weighted ETF

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